Roadrunner Transportation Systems Investor Presentation January 16, 2019 Client Logo Here

Disclaimer This free writing prospectus relates to the proposed offering of subscription rights to purchase shares of common stock (the “rights offering”) of Roadrunner Transportation Systems, Inc. (“Roadrunner,” “RRTS,” the “Company,” “we,” “our” or “us”), which are being registered on a Registration Statement on Form S-1 (No. 333-227428) (the “Registration Statement”). This free writing prospectus should be read together with the prospectus dated January 11, 2019 included in that Registration Statement, which has not yet been declared effective and which can be accessed through the following link: https://investors.rrts.com/sec-filings/sec-filing/s-1a/0001193125-19-007524 Roadrunner has filed the Registration Statement with the Securities and Exchange Commission (the “SEC”) in connection with the offering to which this presentation relates. Before you invest, you should read the prospectus, including the documents incorporated by reference into the prospectus, and the other documents Roadrunner files with the SEC for more complete information about Roadrunner and the offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, will arrange to send you the Registration Statement if you request it. The information contained in this presentation speaks only as of the date hereof and is subject to change, completion or amendment without notice. This presentation replaces and supersedes our investor presentation dated January 3, 2019 (the "Prior Investor Presentation").The delivery of this presentation at any time shall not, under any circumstances, create any implication that there has been no change in the information set forth in this presentation or in our affairs since the date of this presentation. Roadrunner assumes no obligation to update the information contained in this presentation except as required by applicable law. Forward-Looking Statements Certain information set forth in this presentation may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included in this presentation regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, markets for our services, potential acquisitions or strategic alliances, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or the negatives thereof are intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements represent our current reasonable expectations and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including, but not limited to, those described in the section entitled “Risk Factors” in the Registration Statement, and the effects of significant liability claims and the cost of maintaining our insurance; the effects of increased premium costs; the cost of compliance with and the effects of governmental and environmental regulations; fluctuations in the levels of capacity in the over-the-road freight sector; our ability to successfully execute our acquisition strategy; our ability to integrate our acquired companies; our international operations; our ability to service our debt obligations; fluctuations in the price or availability of fuel; general economic, political, and other risks that are out of our control, including any prolonged delay in a recovery of the U.S. over-the-road freight sector; the competitive nature of the transportation industry; our reliance on our executive officers and key personnel; our reliance on independent contractors to provide transportation services to our customers; the ability of our carriers to meet our needs and expectations, and those of our customers; our ability to maintain, enhance, or protect our proprietary technology systems; the effects of any breaches of our information security systems, including any litigation related thereto; the outcome of pending securities litigation and related investigations by the U.S. Department of Justice and the SEC; our ability to regain compliance with certain New York Stock Exchange listing standards pertaining to minimum market capitalization and stock price; seasonal fluctuations in our business; our ability to attract and retain sales representatives; the volatility of the market price of our common stock; certain provisions in our charter documents that could discourage potential acquisitions or delay, deter, or prevent a change in control; the broad discretion of our management in allocating the remaining net cash proceeds of the proposed rights offering retained for general corporate purposes; the significant influence over our Company by our principal stockholders; and other risks and uncertainties described from time to time in our reports filed with the SEC, which are incorporated by reference into the Registration Statement. (i)

Disclaimer (cont’d) Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Except as required by law, we are under no duty to update any of these forward-looking statements after the date of this presentation to conform our prior statements to actual results or revised expectations. Non-GAAP Financial Measures Management believes that presenting certain measures that do not comply with generally accepted accounting principles as applied in the United States (“GAAP”) by excluding or including certain items can be helpful to investors and analysts who may wish to use some or all of this information to analyze the Company’s current performance, prospects, and valuation. Management uses this non-GAAP information internally to evaluate operating performance and in formulating the budget for future periods. Management believes that the non-GAAP measures and metrics discussed herein are appropriate for evaluating the performance of the Company. EBITDA represents earnings before interest, taxes, depreciation and amortization. We use Adjusted EBITDA, which excludes impairment and other non-cash gains and losses, long-term incentive compensation expenses, losses from debt extinguishments, restructuring and restatement costs associated with legal matters, including our internal investigation, SEC compliance and debt restructuring costs, and adjustments to contingent purchase obligation, as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe Adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of Adjusted EBITDA eliminates the effects of financing, income taxes, impairments, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses Adjusted EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: Adjusted EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt or dividend payments on our preferred stock; Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP. Projected Financial Information This presentation includes financial projections for certain income statement and capitalization items (the “Management Projections”). The Management Projections were not prepared with a view to complying with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm, has not examined, compiled, or performed any procedures with respect to the Management Projections. Accordingly, Deloitte does not express an opinion or any other form of assurance with respect thereto. The Management Projections included in this presentation have been prepared by, and are the responsibility of, our management, and are subjective in many respects. (ii)

Disclaimer (cont’d) Although the Management Projections are presented with numerical specificity, the Management Projections reflect estimates made by our management as to future events that our management believed were reasonable at the time they were prepared and numerous assumptions with respect to our ability to achieve strategic goals, objectives, and targets, industry performance, regulatory environment, general business, economic, market, and financial conditions and other important factors that may affect actual results and cause the Management Projections not to be achieved. As a result, you should not place undue reliance on the Management Projections when making a decision to invest in our securities or to participate in this rights offering as our future results may differ materially from those presented in our Management Projections. For information on the assumptions and uncertainties applicable to the Management Projections, please see the risk factor entitled "Risk Factors--The projected financial information incorporated by reference herein is forward-looking in nature and is subject to a number of assumptions and uncertainties." in the Registration Statement. In addition, the Management Projections cover multiple future years, and such information by its nature is less reliable in predicting each successive year. The Management Projections constitute forward-looking statements and do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the rights offering. As a result, there can be no assurance that the Management Projections will or would be realized, and actual results may be materially better or worse than those contained in this presentation. The inclusion of this information should not be regarded as an indication that the board of directors, the Company, or any of its affiliates or its respective directors, officers, employees, or advisors or any other recipient of this information considered, or now considers, the Management Projections to be material information of the Company or predictive of actual future results nor should it be construed as financial guidance, and the Management Projections should not be relied upon as such. The Management Projections are not included in this presentation in order to induce any investment decision with respect to the rights offering or otherwise. The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Registration Statement and public filings with the SEC incorporated by reference therein. Except to the extent required by applicable U.S. federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Projections to reflect circumstances existing after the date when our management prepared the Management Projections, or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Management Projections are shown to be in error. Furthermore, certain of the measures included in the Management Projections, such as Adjusted EBITDA, are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, or superior to, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies. In light of the foregoing factors and the uncertainties inherent in the Management Projections, investors are cautioned not to place undue reliance on the Management Projections. Third-Party Sources This presentation includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties or us. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. All of the market data used in this presentation involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data. The industry in which we operate is subject to a high degree of uncertainty, change and risk due to a variety of factors, which could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. (iii)

Introduction

Overview of the Proposed Backstopped Rights Offering Sources and Uses ___________________________ Includes payment in cash of all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which funds affiliated with Elliott Management Corporation (“Elliott”) have agreed to waive if the rights offering is consummated on or prior to March 1, 2019) and redemption of all of the outstanding shares of our preferred stock, at their liquidation value, together with all redemption premiums. Elliott also has agreed to waive, in connection with the redemption of its preferred stock, the payment of accrued and unpaid dividends in an amount sufficient to leave us with $30 million in net cash proceeds from the rights offering (if the rights offering is consummated by March 1, 2019). Pro forma amounts for investment banking and legal fees could vary based upon the amount of rights exercised by stockholders other than Elliott because Barclays’ transaction fees are structured such that we pay an additional fee for rights exercised and shares of common stock purchased by stockholders other than Elliott. Elliott is not collecting transaction fees other than reimbursement of expenses. We entered into the Standby Purchase Agreement with Elliott under which we agreed to issue and sell to Elliott, and Elliott agreed to purchase from us, all unsubscribed shares of common stock in the rights offering. The Standby Purchase Agreement is attached as Annex F to our Definitive Proxy Statement for the 2018 annual meeting of stockholders, which is incorporated by reference into the Registration Statement. Preferred stock balances are measured using the fair value method, which does not measure the total redemption costs if the preferred stock were redeemed as of September 30, 2018. Ratio of share split has not yet been determined. Post-split share price is based on implied EV of $619.6mm less PF Net Debt of $150mm divided by PF shares outstanding of 26.826mm. There can be no guarantee that the actual share price will trade at this level. Common Stock Mechanics(4) Pro Forma Cash and Debt Balances (3) (1) (2) Improves capital structure; lowers cost of capital Expanded capacity / liquidity from ABL as well as attractive capital leases from OEM tractor captives Reinforces customer and vendor confidence Increases ability to attract and retain drivers, independent contractors (“ICs”) and employees Helps to solidify management's strategy to drive attractive returns throughout the industry cycle Expected Benefits to Roadrunner (2) 1

Expected Rights Offering Timeline Rights Offering Timeline Week(s) of Date Description January 28th January 30th February 1st Record Date Launch Rights Offering (Beginning of Subscription Period) February 18th February 19th Rights Expire (End of Subscription Period) February 25th February 25th Close Rights Offering and Backstop Commitment January 2019 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 Key Dates The rights are expected to be listed on the NYSE under ticker “RRTS RT” February 2019 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 2

Roadrunner Overview and Investment Opportunity

Roadrunner (“RRTS”) Overview RRTS is a U.S. based asset-right transportation and asset-light logistics service provider with national scale We provide customers with a full suite of services and solutions under three brands: The Roadrunner Transportation brand offers less-than-truckload (“LTL”), over-the-road truckload and intermodal services Active On-Demand (“AOD”) offers premium time-definite expedited air and ground logistics Ascent Global Logistics (“Ascent”) offers domestic freight management (brokerage and third-party logistics (“3PL”)), retail consolidation, international freight forwarding and customs brokerage Current Overview Brief History RRTS grew rapidly from 2010 (IPO) to 2015 primarily through an aggressive acquisition strategy A failure to effectively integrate acquisitions and to develop a centralized command and control structure resulted in: Poor operating performance beginning in late 2015 Debt compliance issues with an over-leveraged balance sheet Restatement of financial statements New Management has Restructured and Stabilized the Business 3

RRTS Is an Attractive Investment Opportunity

Key Investment Considerations

1. **Attractive valuation with upside from turnarounds underway**
   - **Implied Valuation in AOD and Ascent** – implied pro forma enterprise value of RRTS post-rights offering is supported by Active On-Demand and Ascent Global Logistics Adj. EBITDA(1)
   - **Valuation Upside in Transportation Businesses** – LTL and other transportation units are in various stages of recovery, which we believe has the potential to provide significant equity upside
   - **Margin Improvement Predominately under Management's Control** – recovery and restructuring efforts are targeting a return of Adj. EBITDA margin to 2015 levels which would yield annual Adj. EBITDA of ~$100 million(2)(3)
   - **Valuation Upside from Sustainable Platforms** – once fully recovered, management believes it is building sustainable industry platforms that it expects to deliver growth, profits and returns
2. **Mission-critical transportation and logistics services provider with high barriers to entry driven by network breadth and sticky technologies**
   - Organic revenue growth and no top customer attrition during refinancing, restatement and recapitalization
   - Positioned for new customer wins
3. **Management has repositioned RRTS to have less reliance on truckload spot rates; LTL segment directly benefits from truckload rate declines**

1. Excludes any corporate expenses allocated to the segment level.
2. Based on LTM 9/30/18 revenue.
3. For information on the assumptions and uncertainties applicable to the Management Projections, please see the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Registration Statement and the slides entitled "Disclaimer" in this presentation.

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Prior Challenges Yielded Current Investment Opportunity

2010-2015: Historical Deficiencies

- Successful 2010 IPO as asset-light LTL business with total revenue of $450mm in 2009 and market capitalization of ~$413mm
- 25 acquisitions (with a combined purchase price in excess of $575mm) of a wide range of logistics and transportation businesses with no integration plans or synergistic benefits
- Decentralized management structure – acquired businesses operated independently
- Corporate teams did not adequately develop the people, systems and controls to manage a larger organization
- Levered the balance sheet to fund acquisitions
- Short-term focus on quarterly EPS

2015-2016: Major Challenges

- Industry truckload rates softened due to excess capacity
- Transportation business units relying on the spot market became unprofitable
- Insufficient corporate teams and systems limited the ability to monitor and course correct
- Core LTL business suffered from cost-only focus which reduced service levels and drove excessive customer churn and revenue declines
- Guaranteed lease purchase tractor costs escalated with high IC turnover
- Reduced profitability led to covenant defaults on senior credit facility
- Restatement of financial statements reduced Net Income from 2012 - 2016

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Roadrunner Transportation Systems

New CEO, President, CFO and CIO Flattened organizational structure and organized over 20 business units into 7 operating groups Secured preferred stock investment and ABL financing totaling $540mm while successfully generating $89mm in net proceeds from a non-core business unit divestiture Recruited new corporate finance team and upgraded finance leaders in operating groups Built capabilities in corporate functions including Enterprise Fleet Services, IT and HR Focused on ROIC as part of restoring profitability at asset-based operating groups Revenue stable and positioned for profitability as a result of successful execution of management's integration strategy Growing revenue among our top customers with critical relationships secured Operating group management teams selected, in place and executing on growth / recovery strategies Strong relationships with key suppliers who continue to support the Company's turnaround Driver retention improved in 2018 after an unfavorable trend in 2017 Enterprise Fleet Services achieved cost savings from procurement of fuel, recurring maintenance, plating, equipment and related financing Significant Changes Valuable Stability 2017 and 2018: Achieved a Clear Path to Recovery 6

Revenue Growth and No Meaningful Customer Attrition Consolidated Revenue Top Customers(1) Customer Years of Relationship 25 20 18 18 17 17 13 11 10 10 9 7 4 3 1 Top 15 Average 12 From 2015 to 2017, revenue from the Top 15 customers increased more than 30% ___________________________ Note: 2015A, 2016A and 2017A total Ascent revenue respectively excludes $92mm, $87mm and $68mm related to Unitrans. Based on 2017A revenue contribution. 7

Roadrunner’s Upgraded Management Team Name and Title Select Prior Background Joined Roadrunner in early 2016 as President and COO and serves on the Board of Directors Previously served as CEO of RC2 Corp from 2003 to 2011 and at TOMY International for two years after they acquired RC2 Deep experience in business, brand and channel management, mergers / acquisitions and global sourcing and logistics Curt Stoelting Chief Executive Officer Joined Roadrunner in 2016 as Executive Vice President and serves on the Board of Directors Previously served as Americas CEO and Global CFO of market-research firm TNS, a division of WPP Earlier was Global CFO of sister firm Millward Brown Mike Gettle President and Chief Operating Officer Joined Roadrunner in May 2017 with extensive public company and private equity experience at Ryerson Most recently CFO of an acquisitive manufacturing company with over 35 distinct businesses and revenues in excess of $2 billion Extensive background in financings, treasury management, investor relations, internal controls and enterprise-wide financial planning and reporting systems Terry Rogers Chief Financial Officer Joined Roadrunner in July 2012 as President of Truckload Logistics Previously served as a General Manager of Operations for the van truckload division of Schneider National from 2008 to 2012 Held various leadership positions with FedEx Ground from 1992 to 2008, most recently serving as a Division Managing Director Pat McKay Senior Vice President – Enterprise Fleet Services Joined Roadrunner in January 2017 as Senior VP of Sales and Marketing of Roadrunner Freight Previously served as VP/GM for North American Corporation from 2014 to 2016 Served as Executive VP for Vitran Express, where he was responsible for the turnaround, sale and transition of the US LTL operation Frank Hurst Segment President – LTL Joined Roadrunner in April 2015 as President of Global Solutions, now rebranded as Ascent Global Logistics Previously held managerial positions at FedEx Trade Networks Transport & Brokerage, a subsidiary of FedEx, from 2000 through 2015 Extensive experience in both international and domestic logistics and supply chains Bill Goodgion Segment President – Ascent Global Logistics Joined Roadrunner in April 2013 as Active On-Demand’s CFO and served as CFO and COO from December 2014 to November 2016 Previously served as CFO of Truesense Imaging, a maker of image sensors Held a variety of finance, accounting and operations roles with Eastman Kodak from 1989 through 2011 Tom Stenglein CEO – Active On-Demand Joined Roadrunner in December 2018 as Chief Information Officer Previously served as CTO at Press Ganey, an integrated solution provider focused on health care enterprise transformation Earlier was Chief Information Officer at YRC Worldwide and led Application Development at Sprint Michael Rapken Chief Information Officer 8

RRTS Operating Segments

($ in millions)

	LTM 9/30/18 Rev.	LTM 9/30/18 Adj. EBITDA[3]	LTM 9/30/18 Margin %
Truckload & Express Services (TES)	$1,223	$39	3.2%
Less-than-Truckload (LTL)	$459	($25)	NM
Ascent Global Logistics (Ascent)	$557	$32	5.8%

Truckload & Express Services (TES)

Segment Service Offerings

- (ABB) **Active On-Demand** – market leading, asset-backed air expedite and ground expedite brokerage with tech-enabled bid boards / track & trace
- (AB) (AL) **Over the Road** – dry van, temperature controlled and flatbed motor carriers[1]
- (AL) **Intermodal Services** – drayage and chassis management with 20 terminals serving rail hubs and ocean ports

Service Offerings by Segment Revenue as of LTM 9/30/18[2]



Over the Road 35%
Active On-Demand 55%
Intermodal Services 10%

Financial Results: LTM 9/30/18 Rev. $1,223; LTM 9/30/18 Adj. EBITDA[3] $39; LTM 9/30/18 Margin % 3.2%

Adj. EBITDA margins well below industry average

Less-than-Truckload (LTL)

Segment Service Offerings

- (AL) **Roadrunner Freight** – National LTL carrier with focus on long-haul metro-to-metro service
- (AB) **Expedited Freight Systems ("EFS")** – Midwest-based specialized LTL and dedicated services carrier



Roadrunner Freight 96%
EFS 4%

Financial Results: $459; ($25); NM

Recovery expected to bring Adj. EBITDA margins to low-end of peer group margins

Ascent Global Logistics (Ascent)

Segment Service Offerings

- (ABB) **Ascent Domestic Freight Management** – Brokerage / 3PL solutions for truckload, LTL and managed transportation
- (AF) **Ascent International** – import / export freight forwarding and customs brokerage
- (AF) **Prime Retail Consolidation** – warehousing, consolidation and transportation management



Ascent Domestic Freight Management 64%
Ascent International 18%
Prime Retail Consolidation 18%

Financial Results: $557; $32; 5.8%

Adj. EBITDA margins in-line with peer group averages

Legend: (AF) Asset-Free; (ABB) Asset-Backed Brokerage; (AL) Asset-Light; (AB) Asset-Based

Note: LTM 9/30/18 revenue and Adj. EBITDA segment figures exclude the impact of corporate segment financials.

1. *Dry van and temperature controlled are Asset-Based, while flatbed is Asset-Light.*
2. *Service Offerings revenue share figures exclude intrasegment eliminations.*
3. *For a reconciliation of Adjusted EBITDA to net (loss) income reported under GAAP, please see the slides entitled "Reconciliation for Adjusted EBITDA" in this presentation.*

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Roadrunner Transportation Systems

Plans in Place to Restructure Underperforming Units

($ in millions)	Segments: TES	Segments: LTL	Segments: Ascent	9/30/18 LTM Results vs. 2017A: Total Revenue(1)	9/30/18 LTM Results vs. 2017A: Adj. EBITDA Trend(2)(3)(4)
Performing Well	Active On-Demand		Domestic; International; Retail Consolidation	$1,254 vs. $1,051 +19%	Profitable and Growing Faster than Revenue Growth
Restructured	Flatbed; Temp Controlled; Intermodal			$281 vs. $281 0%	Moving from Loss Making to Profitable
Underperforming	Dry Van	LTL		$745 vs. $740 +1%	Loss Making with Path to Profitability
9/30/18 LTM Results vs. 2017A — Total Revenue(1)	$1,223 vs. $1,067 +15%	$459 vs. $464 (1%)	$557 vs. $503 +11%	$2,239 vs. $2,034 +10%	
9/30/18 LTM Results vs. 2017A — Total Adj. EBITDA(2)(3)	$39 vs. $32 +24%	($25) vs. ($22) (16%)	$32 vs. $26 +23%		$46 vs. $36 +29%

Note: 2017A total Ascent revenue excludes $68mm related to Unitrans and Adj. EBITDA excludes $7mm related to Unitrans.

1. *Revenue for Performance Groups excludes intrasegement eliminations of $41mm for 9/30/18 LTM and $38mm for 2017A. Revenue totals exclude intersegment eliminations of $14mm for 9/30/18 LTM and $10mm for 2017A.*
2. *Adjusted EBITDA totals exclude corporate expenses / eliminations of $35mm for 9/30/18 LTM and $37mm for 2017A.*
3. *For a reconciliation of Adjusted EBITDA to net (loss) income reported under GAAP, please see the slides entitled "Reconciliation for Adjusted EBITDA" in this presentation.*
4. *For information on the assumptions and uncertainties applicable to the Management Projections, please see the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Registration Statement and the slides entitled "Disclaimer" in this presentation.*

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Roadrunner Transportation Systems

Attractive Industry Positioning and Growth Opportunities RRTS Operating Groups Industry Sector RRTS Revenue %(1) Operating Group Market Positioning Active On-Demand & Ascent Domestic Freight Management Brokerage / Third-Party Logistics 46% Market leader in on-demand air expedite with state-of-the-art technology and award winning customer service Recent integration at Ascent Domestic enables improved customer coverage, deployment of technology and continued growth Ascent International International Freight Forwarding 4% A strong niche player in the growing freight forwarding market now capable of expanding into larger customer opportunities Prime Retail Consolidation Warehousing Services and Consolidation 4% A market leader in retail consolidation with an existing multi-location footprint and capability to significantly expand Roadrunner Freight & Expedited Freight Systems (“EFS”) LTL 21% A difficult to assemble national network which delivers economic value to customers and maintains cost advantages vs. asset-based competitors with union work forces Over the Road Truckload (dry van, temp controlled and flatbed) Over the Road Truckload 19% Niche trucking operations providing high value transportation services for recurring customers who value the reliability of their supply chains Roadrunner Intermodal Services Intermodal Drayage 6% A well-positioned network serving customer movements to and from ports and rail hubs with expansion organically or through tuck-ins ___________________________ Based on LTM 9/30/18A revenue. Logistics Transportation 11

Record financial performance for LTM 9/30/18 Since acquiring AOD in 2014, operating results have increased by ~60%(1) Brokerage revenue as a % of total revenue >80%(2) Ground shipment count up 8%(3) Cost of recently added 727 of ~$600,000 with payback period of approximately 6 months Business Purpose / Background Case Study: Active On-Demand Technology driven, premier provider of transportation management (asset-based brokerage) for time definite, expedited services (air charter, ground expedite, air freight and hand carry) in North America. Integrated bid board provides market pricing on every shipment, while controlled/owned assets assure coverage in time of demand surge. Proprietary technology and award winning, hands-on customer service team (in both U.S. and Mexico) provide real-time track and trace capability assuring on-time delivery. Grow ground expedite business for earnings stability to offset event driven air charter market. Expand customer base and diversify outside of automotive sector. Continued area of focus (grown from near zero to roughly 15%). Add heavy aircraft lift (MD80, 727) to capture greater percentage of large lift trips as larger lift demand is increasing. Further expansion in Mexico and partner with Mexican asset provider (ground & air) to enable coverage assurance for intra-Mexico trips. New system to provide improved customer experience, capabilities and differentiation. On track for deliver in 2019. Outcome Add heavy aircraft lift (MD80, 727) to capture greater percentage of the growing larger lift demand Organically add and grow ground expedite service offering for earnings stability to offset event-driven air charter market Focus on continued customer base expansion and diversification outside of automotive sector (currently 15% of revenue)(2) Further expansion in Mexico and partner with Mexican asset provider (ground & air) to enable coverage assurance for intra-Mexico trips New system to provide improved customer experience, capabilities and differentiation. On track for delivery in 2019 Strategy ___________________________ Based on LTM 9/30/18 vs. 2015A. Based on LTM 9/30/18. Based on LTM 9/30/18 vs. 2017A. The Prior Investor Presentation dated January 3, 2019 also included a statement regarding growth in our Mexico shipment count based on LTM 9/30/18 vs. 2017A; however, the Company subsequently determined Mexico shipments actually declined -6% during such period. 12

Case Study: Ascent Global Logistics

Business Purpose / Background

Ascent is a U.S. based global logistics provider specializing in domestic freight management (brokerage / 3PL solutions for truckload, LTL and managed transportation), international freight forwarding and retail consolidation solutions. Committed to providing customized logistics solutions, premium customer service and superior technology tools. Segment strategy is to integrate our teams and technology to enable easier access to more of our Domestic, International and value-added Retail Consolidation to more of our customers.

Domestic Strategy

- ✓ Integrated 5 acquired businesses into single business unit
- ✓ Management team integration and upgrade complete in 2018 H2
- ✓ Legal entity integration completed 2018 Q4
- ✓ Unified pricing and carrier management team in 2018 H2
- ✓ Core system integration scheduled for completion by 2019 Q2
- ✓ Truckload Brokerage is asset-backed similar to Landstar model which increases opportunities in both tight and loose markets

International Strategy

- ✓ New sales leadership and account management team in place
- ✓ Aggressively targeting larger customers
- ✓ Developed purchase order management functionality key to securing high-value customer wins

Retail Consolidation Strategy

- ✓ Opportunity to significantly increase profitability within current warehouse footprint
- ✓ Upgraded warehouse and transportation management IT systems
- ✓ Expanded warehouse racking and technology to improve capacity, labor efficiency and quality

Outcome

- LTM 9/30/18 Revenue of $557mm or 11% growth vs. 2017A
- LTM 9/30/18 Adj. EBITDA of $32mm or 23% growth vs. 2017A[1]
- Well positioned for continued top and bottom-line growth

Note: 2017A total Ascent revenue excludes $68mm related to Unitrans and Adj. EBITDA excludes $7mm related to Unitrans.

1. For a reconciliation of Adjusted EBITDA to net (loss) income reported under GAAP, please see the slides entitled "Reconciliation for Adjusted EBITDA" in this presentation.

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Roadrunner Transportation Systems

Case Study: Temperature Controlled Fleet Integration

Business Purpose / Description

Refrigerated carrier servicing the meat, dairy and produce markets in balanced lanes from Midwest to West and Southeast. Committed to providing cold chain transportation solutions to help large corporations and regional farmers minimize or eliminate product loss, increase profitability and reduce costs. Focused on food-safety compliance and premium service to deliver products on temp and on time. Recently consolidated operations are run from Brandon, SD and Omaha, NE with a management team and office staff of 57 who control a fleet of ~400 tractors and 570 refrigerated trailers.

Strategy

- ✓ In May 2018, consolidated 4 acquired refrigerated carriers into single entity / operating authority, management team and transportation management system
- ✓ Repositioned businesses away from heavy spot rate reliance to ~80% contracted
- ✓ Converted customers, equipment and drivers into fewer, denser lanes
- ✓ Upgraded finance leader and streamlined back office
- ✓ Targeting ROIC in mid teens

Outcome

Temperature Controlled fleet successfully transitions to positive operating results in Q3’18 following Q2 restructuring after losses in 2017 and 2018 H1

Reduced driver turnover in Q3’18 to below industry average

Revenue per truck is up 6% in Q3’18 vs. 2018 H1

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Roadrunner Transportation Systems

Roadrunner’s Valuable LTL Network LTL Strategic Benefits Limited number of national LTL providers in the U.S. LTL market has high barriers to entry and extremely difficult to replicate national networks LTL market is sophisticated and rational from a pricing perspective Customer buying decisions are logical and predictable; service is a differentiator and creates value RRTS LTL Network Map LTL segment has a strategically valuable national footprint that is difficult to replicate Freight Terminals CMP PHX PTL MIA ORL COL BOS SFD BLT PHI NYJ NYM Partner Terminals MSP SNO KEN GRR EAU DAY CLV LAN SBN EFS Terminals LAX COM SFS HOU DLS MPS NSH CHR ATL STL KCY LOU IND IND CIN CHI MKE STP DET SEA 15

Value Creation in the LTL Segment

Improvement Steps to Date

- Replaced entire senior leadership team, terminal managers and sales leaders
- Focused on core competency as a long-haul metro-to-metro provider
- Eliminated unprofitable service areas, and aligned sales and pricing disciplines to drive more business in profitable / strategic lanes
- Completed significant yield actions to improve freight profile and customer mix
- Invested in IT to improve operational planning, productivity, and shipment visibility and reliability

Signs of Progress

- Increasing Roadrunner Freight revenue in Tier 1 lanes (major metro) – 62% of shipments in Q3'18 vs. 54% of shipments in Q3'17
- Revenue per shipment[(1)] has improved 14% and revenue per hundredweight[(1)] has improved 5% in Q3'18 vs. prior year
- Weight per shipment has increased 8% in Q3'18 vs. Q3'17
- Linehaul costs a headwind due to increased truckload rates and driver shortages
- Q3'18 performance improved vs. Q3'17 for dock, pick-up and delivery costs
- 43% improvement in Q3'18 Adj. EBITDA vs. Q3'17

Significant Value Creation as LTL Returns to Profitability

1. *Excluding fuel.*

16

Roadrunner Transportation Systems

RRTS Has Limited Truckload Spot Market Exposure Short (Benefit from Declines) LTL Linehaul Neutral Ascent Active On-Demand Ground Brokerage Long (Benefit from Increases) Over the Road Intermodal Contract % Spot % Dry Van 70% 30% Temp Control 80% 20% Flatbed 45% 55% Intermodal 95% 5% Impact of Movements in Truckload Rates(1) Over the Road and Intermodal – Estimated Approximate Contract vs. Spot Rate Exposure Management has repositioned RRTS to have less reliance on truckload spot rates ___________________________ Based on management estimates. 17

Upside as RRTS Moves Closer to Peer Group Margins

Adj. EBITDA Margins

Peer Group Consensus 2018E EBITDA Margin[1]



AF Asset-Free
ABB Asset-Backed Brokerage
AL Asset-Light
AB Asset-Based
18.3%
12.3%
11.1%
9.0%
8.1%
7.8%
5.9%
5.0%
4.0%
Ascent: 5.8%(2)
TES: 3.2%(2)
AB
AL
AB
AB
AL
ABB
AB
AF
AL
AF
WERNER
Forward Air Corporation
DASEKE
XPO Logistics
LANDSTAR
ArcBest
C.H. ROBINSON
Hub Group, Inc.
ECHO

Roadrunner Adj. EBITDA Margin Target[3][4]

For Illustrative Purposes



4.4%
(0.1%)
(0.1%)
0.9%
~0.9%-1.1%
~4.3%
2015A
2016A
2017A
LTM 9/30/18
2018P
2020P
Adj. EBITDA:
$84mm
($1mm)
($2mm)
$11mm
~$20-25mm
~$100mm

Margin improvement in TES and LTL predominately under management's control

Note: 2015A, 2016A and 2017A total Ascent revenue respectively excludes $92mm, $87mm and $68mm related to Unitrans and Adj. EBITDA respectively excludes $10mm, $9mm and $7mm related to Unitrans.

1. *Source: Adj. EBITDA margins FactSet 2018E consensus estimates. Asset intensity based on RRTS management.*
2. *Represents LTM 9/30/18A Adj. EBITDA margin.*
3. *For information on the assumptions and uncertainties applicable to the Management Projections, please see the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Registration Statement and the slides entitled "Disclaimer" in this presentation.*
4. *For a reconciliation of historical Adjusted EBITDA to net (loss) income reported under GAAP, please see the slides entitled "Reconciliation for Adjusted EBITDA" in this presentation.*

18

Roadrunner Transportation Systems

Financial Summary and Outlook

Summary Financial Results for 2018 Q3 YTD

Financial Summary[1]

Revenue	• TES revenue increase primarily due to increased air and ground expedited freight and higher truckload rates • LTL's shipments declined with reduced pickup and delivery footprint and addressing unprofitable customers, partially offset by increased yield and revenue per shipment • Ascent growth led by (i) domestic freight management benefiting from strong market conditions and increased internal integration and (ii) strong retail consolidation, industry growth and investments in technology, racking and management to improve capacity and execution
Adj. EBITDA	• Continued strong demand for air and ground expedited freight and related brokerage drove TES's Adj. EBITDA increase of 39.8% YTD Q3'18 vs. YTD Q3'17. This increase was tempered by weaker truckload performance as higher rates were offset by increased purchased transportation, IT, equipment lease and maintenance costs • LTL negatively impacted by lower volumes from planned reductions in pickup and delivery areas, driver shortages and increased purchase transportation costs • Domestic freight management and retail consolidation contributed to a 32.2% increase in Ascent Adj. EBITDA YTD Q3'18 vs. YTD Q3'17[2]
Other	• Increased investment in new efficient rolling stock is expected to improve future performance • $4.7 million charge for the restructuring of the temperature control operations in Q2'17 has enabled a performance turnaround • Continued execution on initiatives in IT, fleet management and operating integration are expected to improve future performance

1. *For a reconciliation of Adjusted EBITDA to net (loss) income reported under GAAP, please see the slides entitled "Reconciliation for Adjusted EBITDA" in this presentation.*
2. *2017A Ascent Adj. EBITDA excludes $7mm related to Unitrans.*

19

Roadrunner Transportation Systems

Consolidated and Segment 2018 Q3 YTD Results ___________________________ YTD Q3’17 total Ascent revenue excludes $68mm related to Unitrans and Adj. EBITDA excludes $7mm related to Unitrans. For a reconciliation of Adjusted EBITDA to net (loss) income reported under GAAP, please see the slides entitled “Reconciliation for Adjusted EBITDA” in this presentation. Recovery in operating performance seen in 9-month YTD 2018 results Consolidated Ascent Global Logistics Less-than-Truckload Truckload & Express Services Revenue(1) Adj. EBITDA(1)(2) Revenue Adj. EBITDA(2) Revenue Adj. EBITDA(2) Revenue(1) Adj. EBITDA(1)(2) ($ in millions) ($ in millions) ($ in millions) ($ in millions) 20

Financial Outlook Summary – Path to Recovery TES revenue assumes truckload rates moderately increase from 2018 levels offset by increased fleet capacity Ascent benefits from increased integration of the domestic freight management business broadening the offering to the customer base and improved service capabilities driving growth for retail consolidation LTL’s sales return to pre-2016 levels as improved reliability and focus on the core long-haul, metro-to-metro lanes facilitates rate expansion and volume growth 2017-2018 operational initiatives lead to margin improvements in 2019 onward, as the benefits of investments in technology, fleet capacity and profile, operating integration and other cost measures take hold LTL and Truckload Dry Van businesses expected to provide positive contributions in 2019 and continue to improve in 2020 onward Continued investment and expansion of Ascent and Active On-Demand drives growth Targeting margin to return to 2015 levels by end of 2020 Increased capex in mid-2018 through mid-2020 reduces fleet age across the Company and adds efficient growth capacity, particularly at TES A significant portion of the fleet capex is funded through capital leases which allows us to efficiently fund rolling stock acquisitions as well as control the equipment at the end of the lease term. Additionally, it preserves debt capacity for other purposes Focus on ROIC driving capital allocation decision making Revenue Adj. EBITDA Capex Management’s Perspectives(1) ___________________________ For information on the assumptions and uncertainties applicable to the Management Projections, please see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and "Risk Factors” in the Registration Statement and the slides entitled "Disclaimer" in this presentation. 21

Revenue(1) For Illustrative Purposes ___________________________ Note: 2015A, 2016A and 2017A total Ascent revenue respectively excludes $92mm, $87mm and $68mm related to Unitrans and Adj. EBITDA respectively excludes $10mm, $9mm and $7mm related to Unitrans. For information on the assumptions and uncertainties applicable to the Management Projections, please see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and "Risk Factors” in the Registration Statement and the slides entitled "Disclaimer" in this presentation. For a reconciliation of historical Adjusted EBITDA to net (loss) income reported under GAAP, please see the slides entitled “Reconciliation for Adjusted EBITDA” in this presentation. Adj. EBITDA(1)(2) For Illustrative Purposes ($ in millions) ($ in millions) Consolidated Financial Outlook 4.4% Adj. EBITDA Margin: (0.1%) (0.1%) ~0.9-1.1% ~4.3% 4.9% 5.1% 0.9% 22

Capex Driving Operational Improvements and Returns Projected Average Annual Capex 2019P – 2020P(1) ___________________________ Note: Estimates exclude conversions of operating leases to capital leases. For information on the assumptions and uncertainties applicable to the Management Projections, please see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and "Risk Factors” in the Registration Statement and the slides entitled "Disclaimer" in this presentation. $19 Expected to be financed through capital leases Expected cash capex Targeting total annual return in excess of 15% on rolling stock investments 23

RRTS Investment Opportunity / Potential Upside New Management Team in Place to Drive Strategy, Execution and Recovery Rights Offering Reflects a Key Inflection Point Improves capital structure Increases the speed and likelihood of a full recovery Well-Performing Logistics Businesses Support Post-Rights Equity Valuation with Significant Upside from Recovery and Portfolio Management Logistics businesses growth trend expected to continue Recovering transportation businesses have the potential to add equity upside Projected margin improvement conservative compared to peer group margins Once fully recovered, management believes it is building sustainable industry platforms that it expects to deliver growth, profits and returns As business recovers, portfolio alternatives provide potential for accelerated deleveraging and/or reinvestment opportunities Key Investment Conclusions ___________________________ Note: For information on the assumptions and uncertainties applicable to the Management Projections, please see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and "Risk Factors” in the Registration Statement and the slides entitled "Disclaimer" in this presentation. 24

Appendix A – Reconciliation for Adjusted EBITDA

Reconciliation for Adjusted EBITDA

(In thousands)

	Twelve Months Ended December 31, 2017						
	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans (2)	Total w/o Unitrans
Net (loss) income	$ 6,033	$ (26,578)	$ 22,350	$ (92,991)	$ (91,186)	$ 3,497	$ (94,683)
Plus: Total interest expense	(44)	195	143	63,755	64,049	—	64,049
Plus: Benefit from income taxes	—	—	—	(25,191)	(25,191)	2,295	(27,486)
Plus: Depreciation and amortization	25,535	4,353	5,965	1,894	37,747	819	36,928
Plus: Impairment charges	—	—	4,402	—	4,402	—	4,402
Plus: Long-term incentive compensation expenses	—	—	—	2,450	2,450	—	2,450
Plus: Gain on sale of Unitrans	—	—	—	(35,440)	(35,440)	—	(35,440)
Plus: Loss on debt extinguishments	—	—	—	15,876	15,876	—	15,876
Plus: Restructuring and restatement costs	—	—	—	32,321	32,321	—	32,321
Adjusted EBITDA(1)	$ 31,524	$ (22,030)	$ 32,860	$ (37,326)	$ 5,028	$ 6,611	$ (1,583)

(In thousands)

	Twelve Months Ended December 31, 2016						
	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans (2)	Total w/o Unitrans
Net (loss) income	$ (116,482)	$ (203,882)	$ (28,300)	$ (11,656)	$ (360,320)	5,025	$ (365,345)
Plus: Total interest expense	(63)	282	152	22,456	22,827	—	22,827
Plus: Benefit from income taxes	—	—	—	(66,281)	(66,281)	3,106	(69,387)
Plus: Depreciation and amortization	25,872	4,052	6,688	1,533	38,145	1,150	36,995
Plus: Impairment charges	133,988	197,312	42,361	—	373,661	—	373,661
Plus: Long-term incentive compensation expenses	—	—	—	2,232	2,232	—	2,232
Plus: Adjustments for contingent purchase obligation	(2,458)	—	—	—	(2,458)	—	(2,458)
Adjusted EBITDA(1)	$ 40,857	$ (2,236)	$ 20,901	$ (51,716)	$ 7,806	$ 9,281	$ (1,475)

(In thousands)

	Twelve Months Ended December 31, 2015						
	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans (2)	Total w/o Unitrans
Net income (loss)	$ 47,838	$ 15,324	$ 32,290	$ (69,832)	$ 25,620	5,149	$ 20,471
Plus: Total interest expense	53	115	123	19,148	19,439	—	19,439
Plus: Provision for income taxes	—	—	—	17,312	17,312	3,482	13,830
Plus: Depreciation and amortization	21,040	2,802	6,448	1,336	31,626	1,144	30,482
Plus: Long-term incentive compensation expenses	—	—	—	2,500	2,500	—	2,500
Plus: Adjustments for contingent purchase obligation	(2,931)	—	—	—	(2,931)	—	(2,931)
Adjusted EBITDA(1)	$ 66,000	$ 18,241	$ 38,861	$ (29,536)	$ 93,566	$ 9,775	$ 83,791

Notes: See page 28 for detailed footnotes.

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Roadrunner Transportation Systems

Reconciliation for Adjusted EBITDA (cont'd)

(In thousands)	Nine Months Ended September 30, 2018				
	TES	LTL	Ascent	Corporate/ Eliminations	Total
Net (loss) income	$ 2,710	$ (17,555)	$ 21,281	$ (113,595)	$ (107,159)
Plus: Total interest expense	153	88	85	79,247	79,573
Plus: (Benefit from) provision for income taxes	—	—	129	(8,169)	(8,040)
Plus: Depreciation and amortization	18,993	2,689	3,539	2,582	27,803
Plus: Long-term incentive compensation expenses	—	—	—	1,954	1,954
Plus: Operations restructuring costs [3]	4,655	—	—	—	4,655
Plus: Corporate restructuring and restatement costs	—	—	—	15,537	15,537
Adjusted EBITDA [1]	$ 26,511	$ (14,778)	$ 25,034	$ (22,444)	$ 14,323

(In thousands)	Nine Months Ended September 30, 2017						
	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans [2]	Total w/o Unitrans
Net (loss) income	$ 51	$ (14,317)	$ 16,273	$ (69,866)	$ (67,859)	$ 5,792	$ (73,651)
Plus: Total interest expense	(51)	163	110	45,160	45,382	—	45,382
Plus: Benefit from income taxes	—	—	—	(7,516)	(7,516)	—	(7,516)
Plus: Depreciation and amortization	18,957	2,838	4,758	1,281	27,834	819	27,015
Plus: Impairment charges	—	—	4,402	—	4,402	—	4,402
Plus: Long-term incentive compensation expenses	—	—	—	1,810	1,810	—	1,810
Plus: Gain on sale of Unitrans	—	—	—	(35,440)	(35,440)	—	(35,440)
Plus: Loss on debt extinguishments	—	—	—	15,876	15,876	—	15,876
Plus: Corporate restructuring and restatement costs	—	—	—	23,591	23,591	—	23,591
Adjusted EBITDA [1]	$ 18,957	$ (11,316)	$ 25,543	$ (25,104)	$ 8,080	$ 6,611	$ 1,469

Notes: See page 28 for detailed footnotes. Adjusted EBITDA for the Ascent segment for the nine months ended September 30, 2017, excluding Unitrans, was $18.9 million.

26

Roadrunner Transportation Systems

Reconciliation for Adjusted EBITDA (cont’d) ___________________________ Notes: See page 28 for detailed footnotes. 27

Reconciliation for Adjusted EBITDA (cont’d) EBITDA represents earnings before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as EBITDA excluding impairment and other non-cash gains and losses, other long-term incentive compensation expenses, losses from debt extinguishments, restructuring and restatement costs associated with legal matters (including our internal investigation, SEC compliance and debt restructuring costs), and adjustments to contingent purchase obligations. We use Adjusted EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe Adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of Adjusted EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses Adjusted EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: Adjusted EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt or dividend payments on our preferred stock; Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP. See the condensed consolidated statements of operations included in our condensed consolidated financial statements included in the Registration Statement. On September 15, 2017, the Company completed the sale of its wholly-owned Subsidiary Unitrans, Inc. ("Unitrans"). Adjusted EBITDA without Unitrans is being shown for comparability purposes with future periods. Operations restructuring costs of $4.7 million are included in other operating expenses within the TES segment. See Note 14 to our condensed consolidated financial statements included in the Registration Statement for additional information. Related to Footnotes on Pages 25-27 28

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